Exhibit 23.3
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-145589 and 333-145558) of Exterran Holdings, Inc. of our report dated April 29, 2008 with respect to the financial statements of WilPro Energy Services (PIGAP II) Limited, included in the annual Report (Form 10-K/A) of Exterran Holdings, Inc. for the year ended December 31, 2007.
/s/ ERNST & YOUNG LLP
Tulsa, Oklahoma
May 7, 2008